Exhibit (a)(1)(vi)

Offer To Purchase For Cash
up to 24,794,253 outstanding Class B ordinary shares
(including Class B ordinary shares represented by American Depositary Shares, each American Depositary Share representing one Class B ordinary share)

of
QIWI plc
at
$28.00 per Class B ordinary share or American Depositary Share (CUSIP: 74735M108)

Pursuant to the Offer to Purchase
Dated June 16, 2017
by
Otkritie Holding JSC
and
Otkritie Investments Cyprus Limited

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, JULY 14, 2017 (THE “EXPIRATION TIME”) (I.E., THE LAST MOMENT OF THE DAY OF JULY 14, 2017), UNLESS THE OFFER IS EXTENDED.

June 16, 2017

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated June 16, 2017 (the “Offer to Purchase”), and the related Letter of Transmittal (which we refer to as the “Letter of Transmittal” and which, together with the Offer to Purchase, as may be amended or supplemented from time to time, we refer to as the “Offer Documents”) in connection with the offer by Otkritie Holding JSC, a joint stock company organized under the laws of the Russian Federation (“Parent”), and Otkritie Investments Cyprus Limited, a company incorporated under the laws of the Republic of Cyprus and an indirect, wholly-owned subsidiary of Parent (“Purchaser” and, together with Parent, the “Offerors”), to purchase up to 24,794,253 Class B ordinary shares, having a nominal value EUR 0.0005 per share (the “Class B Shares”), including Class B Shares represented by American Depositary Shares (each American Depositary Share representing one Class B Share) (the “ADSs” and, together with the Class B Shares, the “Securities”) of QIWI plc, a company incorporated under the laws of the Republic of Cyprus (“QIWI”), which, when added to the Securities already held by the Offerors and their affiliates, would constitute approximately 63.85% of the outstanding Securities (based on 45,080,461 Class B Shares (including Class B Shares represented by ADSs) outstanding as of March 17, 2017, as disclosed by QIWI in its Annual Report on Form 20-F filed on March 22, 2017 (“QIWI’s Form 20-F”)), at a price of $28.00 per Class B Share or ADS, net to the seller in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase.

In no event will the Offerors purchase more than 24,794,253 Class B Shares (including Class B Shares represented by ADSs) in total in the Offers. If more than 24,794,253 Class B Shares (including Class B Shares represented by ADSs) are tendered in the Offers, Class B Shares and ADSs properly and timely tendered in the Offers and, in the case of tenders in the Offer, not properly withdrawn, may be subject to proration. See “The Offer—Section 1—Terms of the Offer” in the Offer to Purchase.

The Offer is conditioned upon there being properly and timely tendered in accordance with the terms of the Offer and not properly withdrawn, prior to the Expiration Time, at least 20,286,207 Class B Shares, including Class B Shares represented by ADSs, which, when added to the Securities already held by the Offerors and their affiliates, would constitute approximately 53.85% of the outstanding Securities (based on 45,080,461 Class B Shares (including Class B Shares represented by ADSs) outstanding as of March 17, 2017, as disclosed in QIWI’s Form 20-F) (the “Minimum Condition”). Other conditions to the Offer are described in “The Offer—Section 14—Conditions to the Offer” in the Offer to Purchase.

All terms not otherwise defined herein have the meaning set forth in the Offer to Purchase.

We are (or our nominee is) the holder of record of ADSs held by us for your account. A tender of such ADSs can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal accompanying this letter is furnished to you for your information only and cannot be used by you to tender ADSs held by us for your account.

We request instructions as to whether you wish us to tender any or all of the ADSs held by us for your account, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase and the Letter of Transmittal.

Please note the following regarding holders of ADSs:

(1)	In order to participate in the Offer, holders of ADSs may tender their ADSs through the Receiving Agent, in accordance with the instructions set forth in the Offer Documents. As an alternative to participating in the Offer through the Receiving Agent, an ADS holder may also surrender its ADSs to The Bank of New York Mellon, as the ADS depositary, withdraw the Class B Shares the rights to which underlie the ADSs from the ADS program and participate directly in the Offer as a holder of Class B Shares, allowing sufficient time to complete all necessary steps and make all required arrangements. See “The Offer—Section 3—Procedures for Tendering Securities” in the Offer to Purchase.
(2)	After purchase by the Offerors of the ADSs tendered through the Receiving Agent and receipt by the Receiving Agent of payment of the consideration for those ADSs, the Receiving Agent will pay to the applicable holders of ADSs the Offer Price, in each case without interest thereon, net of (i) any applicable brokerage fees or commissions and (ii) applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase (See “The Offer—Section 16—Fees and Expenses” and “The Offer—Section 5—Taxation” in the Offer to Purchase). ADS holders will receive the Offer Price for ADSs purchased in the Offer by means of delivery of funds to the account indicated or, in the case of ADSs held through The Depository Trust Company (“DTC”), by means of delivery of funds to the account maintained at DTC or its nominee by the tendering participant.
(3)	U.S. federal income tax backup withholding at a rate of twenty-eight percent (28%) may be required, unless the required taxpayer identification information is provided. See Instruction 13 of the Letter of Transmittal.
(4)	Any holder of ADSs that wishes to tender ADSs through the Receiving Agent must do so no later than the Expiration Time on the Expiration Date, as may be extended. See “The Offer—Section 3—Procedures for Tendering Securities” in the Offer to Purchase.
(5)	In order to participate in the Offer through the Receiving Agent, the following must be delivered to the Receiving Agent on or prior to the Expiration Time on the Expiration Date, as may be extended: (a) American Depositary Receipts (“ADRs”) evidencing the tendered ADSs and the enclosed Letter of Transmittal, properly completed and duly executed, with any required signature guarantees or (b) in the case of a book-entry transfer through DTC, an Agent’s Message (as defined in the Letter of Transmittal), in each case together with any other documents required by the Receiving Agent and in accordance with the instructions set forth in the Letter of Transmittal.

Any inquiries you may have with respect to the Offer and requests for copies of the enclosed materials should be addressed to Innisfree M&A Incorporated, the Information Agent for the Offer, at the addresses and telephone numbers set forth on the back cover page of the Offer to Purchase.

Please note carefully the following:

(1)	The Offer Price for the Offer is $28.00 per Class B Share or ADS, net in cash, without interest thereon and less any applicable withholding taxes.
(2)	The Offer is being made for up to up to 24,794,253 outstanding Class B ordinary shares (including Class B ordinary shares represented by American Depositary Shares, each American Depositary Share representing one Class B ordinary share) of QIWI.
(3)	The Offer and withdrawal rights will expire at Midnight, New York City time, on Friday, July 14, 2017 (i.e., the last moment of the day of July 14, 2017), unless the Offer is extended or earlier terminated.
(4)	The Offer is not subject to any financing condition. The Offer is subject to the conditions described in Section 14 of the Offer to Purchase.
(5)	If you are the record holder of your ADSs (i.e., either an ADR has been issued to you or ADSs have been registered in your name in the Direct Registration System of the ADS Depositary) and you directly tender your ADSs to us in the Offer, you will not have to pay brokerage fees or similar expenses.

If you wish to have us tender any or all of the ADSs held by us for your account through the Receiving Agent, please so instruct us by completing, executing, detaching and returning to us the Instruction Form For Holders of ADSs enclosed herein. If you authorize the tender of your ADSs, all such ADSs will be tendered unless otherwise specified below.

YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER THROUGH THE RECEIVING AGENT ON YOUR BEHALF PRIOR TO THE EXPIRATION TIME ON THE EXPIRATION DATE, AS MAY BE EXTENDED.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Securities in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the securities, “blue sky” or other laws of such jurisdiction. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Offerors by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by the Offerors.

Instruction Form For Holders of ADSs

The undersigned acknowledge(s) receipt of your letter and the Offer to Purchase dated June 16, 2017, and the related Letter of Transmittal in connection with the Offer.

This will instruct you to tender through Computershare Trust Company N.A., as Receiving Agent, the number of ADSs indicated below (or if no number is indicated below, all the ADSs) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

Dated: , 2017	Number of ADSs*

Signature(s)

Please Print Name(s)

Address(es)

Tel. No. (including Country and Area Codes)

Social Security No.

*   Unless otherwise indicated, it will be assumed that all of your ADSs are to be tendered.

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